UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

Medtronic Public Limited Company

(Exact name of Registrant as Specified in its Charter)

Ireland	1-36820	98-1183488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 On Hatch, Lower Hatch Street, Dublin 2, Ireland

(Address of principal executive offices)

+353 1 438-1700

(Registrant’s telephone number, including area code):

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, effective as of June 20, 2016, Gary L. Ellis ceased serving as the Executive Vice President and Chief Financial Officer of Medtronic plc, a public limited company organized under the laws of Ireland (the “Company”). Since June 20, 2016, Mr. Ellis has served as Executive Vice President of Global Operations and Information Technology. Mr. Ellis intends to retire from the Company effective as of December 31, 2016.

In connection with Mr. Ellis’s retirement, on December 8, 2016, the Company agreed to the terms of a Consulting Agreement with Mr. Ellis (the “Consulting Agreement”) pursuant to which he will serve as a consultant to the Company from January 1, 2017 until December 31, 2017 (the “Term”). Mr. Ellis will provide advice as to Company matters of which he has special knowledge arising from his duties as former Chief Financial Officer and former Executive Vice President of Global Operations and Information Technology (“Services”). During the Term, the Company will pay Mr. Ellis $3,520 for each day that Mr. Ellis provides Services. The Consulting Agreement includes cooperation, non-disparagement, non-competition and non-solicitation covenants. The Consulting Agreement may be terminated by either party with written notice, without further obligation or liability.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 9, 2016, the Company, held its 2016 Annual General Meeting of Shareholders in order to: (1) elect twelve directors, each to hold office until the 2017 Annual General Meeting of the Company and until his or her successor is elected; (2) ratify the re-appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2017 and authorize the Company’s Board of Directors (the “Board”), acting through the Audit Committee, to set the auditor’s remuneration; (3) approve, in a non-binding advisory vote, named executive officer compensation (“Say-on-Pay”); (4) amend the Company’s Articles of Association to implement “Proxy Access”; (5)(A) amend the Company’s Articles of Association to make certain administrative amendments, and (B) amend the Company’s Memorandum of Association to make certain administrative amendments; and (6) amend the Company’s Articles of Association to clarify the Board’s sole authority to determine its size within the fixed limits in the Articles of Association.

At the close of business on October 11, 2016 the record date of the Annual General Meeting, 1,378,940,304 Company ordinary shares were outstanding and entitled to vote. The holders of a total of 1,208,040,648 ordinary shares were present at the Annual General Meeting, either in person or by proxy, which total was not less than a majority of the issued and outstanding ordinary shares entitled to vote and thus constituted a quorum.

The final voting results and the votes used to determine the results for each proposal are set forth below:

1.	The shareholders elected each of the twelve nominees to the Board of Directors, to hold office until the 2017 Annual General Meeting of the Company and until his or her successor is elected, as follows:

	For	For (Percent of Votes Cast)	Against	Against (Percent of Votes Cast)	Abstain	Broker Non- Vote
Richard H. Anderson	1,067,971,573	96.89	34,281,872	3.11	2,583,380	103,203,823
Craig Arnold	1,080,981,436	97.89	23,274,069	2.11	581,320	103,203,823
Scott C. Donnelly	1,082,294,896	98.01	21,958,132	1.99	583,797	103,203,823
Randall Hogan, III	1,101,408,567	99.74	2,840,854	0.26	587,404	103,203,823
Omar Ishrak	1,069,260,294	97.12	31,754,967	2.88	3,821,564	103,203,823
Shirley Ann Jackson, Ph.D.	1,087,924,750	98.52	16,352,910	1.48	559,165	103,203,823
Michael O. Leavitt	1,094,305,380	99.10	9,932,519	0.90	598,926	103,203,823
James T. Lenehan	1,100,951,777	99.70	3,294,074	0.30	590,974	103,203,823
Elizabeth Nabel, M.D.	1,096,394,966	99.28	7,896,358	0.72	545,501	103,203,823
Denise M. O’Leary	1,074,775,040	97.33	29,506,533	2.67	555,252	103,203,823
Kendall J. Powell	1,013,662,915	91.80	90,588,399	8.20	585,511	103,203,823
Robert C. Pozen	1,095,422,010	99.20	8,802,354	0.80	612,461	103,203,823

2.	The shareholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2017 and authorized the Company’s Board of Directors, acting through the Audit Committee, to set the auditor’s remuneration.

	Votes	Percent of Votes Cast
For	1,195,630,567	99.05
Against	11,464,635	0.95
Abstain	945,446	N/A
Broker Non-Vote	N/A	N/A

3.	The shareholders approved, on a non-binding advisory basis, the compensation awarded to the Company’s named executive officers.

	Votes	Percent of Votes Cast
For	1,049,442,733	95.16
Against	53,397,893	4.84
Abstain	1,996,199	N/A
Broker Non-Vote	103,203,823	N/A

4.	The shareholders approved an amendment to the Company’s Articles of Association to implement “Proxy Access.”

	Votes	Percent of Votes Cast
For	1,021,882,502	92.64
Against	81,235,760	7.36
Abstain	1,718,563	N/A
Broker Non-Vote	103,203,823	N/A

5A.	The shareholders approved amendments to the Company’s Articles of Association to make administrative amendments.

	Votes	Percent of Votes Cast
For	1,199,008,221	99.68
Against	3,831,475	0.32
Abstain	5,200,952	N/A
Broker Non-Vote	N/A	N/A

5B.	The shareholders approved amendments to the Company’s Memorandum of Association to make administrative amendments.

	Votes	Percent of Votes Cast
For	1,199,084,480	99.69
Against	3,778,380	0.31
Abstain	5,177,788	N/A
Broker Non-Vote	N/A	N/A

6.	The shareholders approved amendments to the Company’s Articles of Association to clarify the Board’s sole authority to determine its size within the fixed limits in the Articles of Association.

	Votes	Percent of Votes Cast
For	1,193,767,005	99.21
Against	9,561,701	0.79
Abstain	4,711,942	N/A
Broker Non-Vote	N/A	N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC PUBLIC LIMITED COMPANY

	By	/s/ Bradley E. Lerman
Date: December 14, 2016		Bradley E. Lerman
Senior Vice President, General Counsel and Corporate Secretary